Exhibit 99.1

700 Milam St, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Stephen A. Thorington
Executive Vice President and Chief Financial Officer
(832) 239-6096 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS RESOURCES SPECIAL COMMITTEE FINDS

VULCAN OFFER INADEQUATE

Houston, Texas – January 22, 2004 – Plains Resources Inc. (NYSE: PLX) announced today that, after careful consideration, including a thorough review with independent financial and legal advisors, the Special Committee of the Board of Directors of PLX (“Special Committee”) has determined that the previously announced proposal by Vulcan Capital, along with PLX’s Chairman James C. Flores and its CEO and President, John T. Raymond (collectively, the “Vulcan Group”), to acquire all of PLX’s outstanding stock for $14.25 per share in cash (the “Vulcan Proposal”) is inadequate and not in the best interests of PLX shareholders.

The Special Committee is prepared to enter into discussions or negotiations with the Vulcan Group or other parties relating to a transaction with PLX. There can be no guarantee that a transaction will be effected with the Vulcan Group or any other party.

As announced on November 20, 2003, the Special Committee was formed in response to the Vulcan Proposal, is comprised of two independent directors, and is authorized to review, evaluate, negotiate, and make recommendations to the full board of PLX with respect to the Vulcan Proposal. In addition, the Special Committee is authorized to consider proposals from other parties relating to a transaction with PLX.

The Special Committee is being advised by Petrie Parkman & Co., Baker Botts L.L.P., and Morris, Nichols, Arsht & Tunnell.

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

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